Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of March 12, 2017, by and among (i) Robert N. Fried, an individual (“R. Fried”), (ii) Dr. Charles Brenner, an individual (“Dr. Brenner”), (iii) Jeffrey Allen, an individual (“J. Allen”; each of R. Fried, Dr. Brenner, and J. Allen, a “Seller”, and collectively the “Sellers”), and ChromaDex Corporation, a Delaware corporation (“Buyer”). Sellers and Buyer are collectively referred to herein as the “Parties” and each individually as a “Party.”

WHEREAS, Sellers own beneficially and of record 91.74% of the outstanding membership interests (the “Membership Interests”) of Healthspan Research, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Buyer desires to acquire from Sellers, and Sellers desire to sell to Buyer, 100% of the membership interests of the Company owned beneficially and of record by the Sellers, which membership interests constitute 100% of the membership interests of the Company not already owned by Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1 Purchase and Sale of Membership Interests of the Company. On and subject to the terms and conditions set forth in this Agreement:

(a) Buyer hereby purchases from each Seller, and each Seller hereby sells, assigns, conveys and transfers to Buyer, the respective amount of the Membership Interests as set forth on Exhibit A, free and clear of any liens, pledges, security interests, mortgages, restrictions on transfer (other than any restrictions on transfer under the Securities Act of 1933, as amended (the “Act”), applicable state securities laws, and the Company’s Limited Liability Company Agreement, dated as of August 28, 2015 (the “Operating Agreement”), which restrictions on transfer included in the Operating Agreement the Sellers have complied with in connection with the transactions contemplated by this Agreement), and any options, warrants, calls, commitments, proxies or other contract rights (the “Purchased Interests”).

(b) In consideration of the sale of the Purchased Interests and the covenants and agreements of Sellers contained in this Agreement, (i) at the Closing (as defined below), Buyer shall issue to each Seller the number of shares of Buyer’s common stock, par value $0.001 per share, as set forth on Exhibit A (collectively, the “Consideration Shares”) and shall pay R. Fried $32,500 by wire transfer of immediately available funds to an account designated by R. Fried to Buyer prior to Closing and (ii) on the one-year anniversary of the Closing Date (as defined below), Buyer shall pay R. Fried $100,000 by wire transfer of immediately available funds to an account designated by R. Fried to Buyer prior to such one-year anniversary date.

(c) The Consideration Shares issued pursuant to the terms of this Agreement shall be issued in a transaction exempt from registration under the Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale by a Seller of his or her Consideration Shares has become registered under the Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the Consideration Shares issued to each Seller shall be characterized as “restricted securities” under the Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE OR BOOK ENTRY POSITION HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND THE RESALE OF SUCH SHARES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

SUCH SHARES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT.”

1.2 Closing.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley LLP, 4401 Eastgate Mall, San Diego, California, commencing at 5:00 p.m. on the date hereof, or at such other place or on such other date or time as may be mutually agreeable to the Parties. The date of the Closing is herein referred to as the “Closing Date”.

(b) Closing Actions. As a condition to consummation of the transactions contemplated by this Agreement, prior to, or contemporaneously with the execution and delivery of this Agreement:

(i) Sellers shall have delivered, or caused to be delivered, to Buyer:

(A) a duly executed assignment of membership interests pursuant to which such Seller sells, assigns, transfers and conveys the Purchased Interests to Buyer;

(B) a schedule setting forth the estimated working capital of the Company as of the Closing Date, or as of the last business day before the Closing Date if the Closing Date is not a business day, certified by an officer of the Company;

(C) a certified copy of the Articles of Organization of the Company and a true and correct copy of the Operating Agreement in effect immediately prior to the Closing Date;

(D) a certificate of the secretary of state of the jurisdiction in which the Company is organized stating that the Company is in good standing; and

(E) a certificate from each Seller certifying that such Seller is not a “foreign person” for purposes of Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), in form and substance required under Section 1.1445-2(b)(2) of the Treasury Regulations.

(ii) Buyer shall have issued to each Seller the Consideration Shares in accordance with Section 1.1(b).

(iii) Buyer shall have paid R. Fried $32,500 as set forth in Section 1.1(b).

(iv) Buyer and R. Fried shall have executed the form of Executive Employment Agreement attached hereto as Exhibit B, the form of Stock Option Agreement attached hereto as Exhibit C, and the form of Restricted Stock Award Agreement attached hereto as Exhibit D.

(v) R. Fried shall deliver to the Company, with a copy to Buyer, that certain Promissory Note, dated as of September 10, 2015, by the Company marked as paid off, satisfied in full, and canceled.

(vi) Any outstanding options, warrants, calls, commitments, proxies or other contract rights providing for the acquisition of Membership Interests, including any such options owned by Dr. Charles Brenner, shall have become fully vested and exercised for Membership Interests, and shall be included in the Purchased Interests as set forth on Exhibit A, or shall have been canceled and extinguished pursuant to arrangements that are reasonably satisfactory to Buyer.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
CONCERNING THE COMPANY

As a material inducement to Buyer to enter into this Agreement, R. Fried hereby represents and warrants that, except as set forth on any disclosure schedule attached hereto as Exhibit E (the “Disclosure Schedules”), the statements contained in this Article II are true and correct on the date hereof:

2.1 Organization and Company Power. The Company is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business in every jurisdiction in which such qualification is necessary, except where the failure to so qualify has not had or would not reasonably be expected to have a Material Adverse Effect. The Company has full power and authority necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. For purposes of this Agreement, “Material Adverse Effect” shall mean any event, occurrence, fact, condition, change or effect that is materially adverse to the business, properties, condition (financial or otherwise), or results of operations of the Company as a whole.

2.2 Capitalization. Sellers own 100% of the equity interests of the Company not already owned by Buyer, of which R. Fried owns 84.74%, Dr. Brenner owns 4.0%, and J. Allen owns 3.0%. All of the outstanding membership interests of the Company have been duly authorized, are validly issued, fully paid and nonassessable, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights, and are owned of record and beneficially by Sellers and Buyer, free and clear of (in the case of the membership interests of the Sellers) all liens, pledges, security interests, mortgages, restrictions on transfer (other than any restrictions under the Act and applicable state securities laws), options, warrants, calls, commitments, proxies or other contract rights. None of the membership interests are subject to vesting that will not be fully accelerated in connection with the transactions contemplated by this Agreement, and, as of the Closing, Buyer will own, beneficially and of record, 100% of the equity interests of the Company, free and clear of all liens, pledges, security interests, mortgages, restrictions on transfer (other than any restrictions under the Act and applicable state securities laws), options, warrants, calls, commitments, proxies or other contract rights (other than, in each case, created by Buyer). Except for this Agreement and the Operating Agreement, there are no outstanding or authorized options, warrants, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its equity interests or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the Membership Interests. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its equity interests.

2.3 Subsidiaries; Investments. The Company does not have, and has not had, any subsidiaries. The Company does not own or control or have any right to acquire (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other person.

2.4 Absence of Conflicts. Except as set forth on Schedule 2.4, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and/or each Seller do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any lien or claim upon any of the Membership Interests or the assets of the Company, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any governmental authority, under (i) the provisions of the organizational documents of the Company (including the Operating Agreement), (ii) any material contract to which the Company is bound, (iii) any judgment, order or decree to which the Company is subject, or (iv) any law, statute, rule or regulation to which the Company is subject.

2.5 Financial Statements. The Company has delivered to Buyer the unaudited balance sheet of the Company as of November 30, 2016 (the “Latest Balance Sheet”) and the related unaudited statements of operations and cash flows for the 11-month period then ended. The foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) were prepared from the books and records of the Company and present fairly in all material respects the financial condition and results of operations and cash flows of the Company as of and for the periods referred to therein. The Financial Statements have been prepared on a consistent basis in accordance with the Company’s historical accounting practices.

2.6 Absence of Undisclosed Liabilities. Except as set forth on Schedule 2.6, the Company has no liability (or liabilities based on the same or similar set of facts) in excess of $1,000 arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, including Taxes with respect to or based upon transactions or events occurring on or before the Closing, except (a) liabilities reflected on the face of the Latest Balance Sheet, and (b) liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business (none of which is a liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability).

2.7 Absence of Certain Developments. Since December 31, 2015, there has not been any event, transaction, condition or change which has had a Material Adverse Effect.

2.8 Title to Properties; Sufficiency of Assets.

(a) The Company does not own, and has never owned, any real property.

(b) The Company is not a party to any real property leases or subleases.

(c) The personal properties and other tangible assets of the Company are operated in conformity in all material respects with all applicable laws and regulations, are in good condition and repair, except for reasonable wear and tear not caused by neglect, and are usable in the ordinary course of business.

(d) Other than liens incurred in the ordinary course of business (i.e., machine financings, liens for taxes not yet due or payable or contested in good faith, or statutory or common law liens in favor of materialmen to secure claims for labor, materials, or supplies), the Company owns good and marketable title to, or a valid leasehold interest in, free and clear of all liens, security interests, mortgages and pledges, all of the personal property and assets which are shown on the Latest Balance Sheet or acquired by the Company thereafter. The assets and properties (whether real or personal or tangible) owned or leased by the Company constitute all of the assets and properties necessary in all material respects to conduct the business of the Company as currently conducted.

2.9 Taxes.

(a) (i) The Company has timely filed all Tax Returns which are required to be filed on or before the Closing Date, and all such Tax Returns are true, complete and accurate in all material respects, (ii) all taxes due and payable by the Company before the Closing Date, whether or not shown on a Tax Return, have been paid by the Company or Sellers on or before the Closing Date, and all taxes accrued but not yet due are shown on the Latest Balance Sheet, and no taxes are delinquent, (iii) with respect to any periods for which Tax Returns have not yet been required to be filed or for which taxes are not yet due and payable, the Company has only incurred liabilities for taxes in the ordinary course of business and in a manner and at a level consistent with prior periods; (iv) no deficiency for any amount of Tax has been asserted or assessed by a taxing authority against the Company and the Company does not reasonably expect that any such assertion or assessment of Tax liability will be made and the Company does not have any outstanding claims for any Tax refunds, (v) there is no action, suit, proceeding or audit or any notice of inquiry of any of the foregoing pending against or with respect to the Company regarding taxes and, to the knowledge of Sellers and the Company, no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding taxes, (vi) the Company has not consented to extend the time in which any Tax may be assessed or collected by any taxing authority, (vii) no claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxes assessed by such jurisdiction, (viii) the Company does not have liability for taxes of any other person under Treasury Regulations Section 1.1502-6 (or any similar provision or state, local or foreign Tax law), as a transferee, by contract, or otherwise, (ix) the Company has withheld or collected and paid all taxes required to have been withheld or collected and paid in connection with amounts paid or owing to any employee, independent contractor, customer, creditor, equity holder or other third party, (x) the Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any person, and does not have any current or potential contractual obligation to indemnify any other person with respect to taxes, (xi) each contract, arrangement, or plan of the Company that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects, and the Company does not have any indemnity obligation for any taxes imposed under Section 4999 or 409A of the Code, (xii) all Membership Interests issued in connection with the performance of services and subject to vesting qualify as “profits interests” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191, and the allocation of Consideration Shares among Sellers in Exhibit A is consistent with the qualification of such Membership Interests as profits interests, and (xiii) the Company has at all times been classified as a partnership within the meaning of Treasury Regulation Section 301.7701-2(a) and has not made an election to be treated as an association within the meaning of Treasury Regulation Section 301.7701-3. Other than within the State of California, there is no state, territory or jurisdiction (whether foreign or domestic) in which the Company is required to file Tax Returns.

(b) For purposes of this Agreement:

(i) “Tax” or “Taxes” means (a) any federal, state, local or foreign income, gross receipts, alternative or add-on minimum, sales, use, customs duty, property, transfer, occupation, service, license, payroll, franchise, excise, escheat or unclaimed property, withholding, ad valorem, severance, stamp, premium, windfall profit or employment tax or other like assessment or charge of any kind whatsoever, together with any interest, fine or penalty thereon, addition to tax, additional amount, deficiency, assessment or governmental charge, and (b) any liability for the payment of any amount of the types described in clause (a) immediately above (i) as a result of the Company’s being party to any agreement to indemnify any person, (ii) as a result of the Company’s being a successor of any other person or the transferee of assets or property of any other person or (iii) under Treasury Regulation Section 1.1502-6 or other similar provision of any state, local or federal law.

(ii) “Tax Return” means any report, statement, form, return, election, schedule or other document or information supplied or required to be supplied to a taxing authority in connection with Taxes, including any schedule, attachment, amendment or supplement thereto.

2.10 Contracts and Commitments. The contracts to which the Company is bound, whether oral or in writing, involving payments by or to the Company in excess of $5,000 are referred to herein as the “Company Contracts” and are listed on Schedule 2.10. The Company has delivered to Buyer true and correct copies of each Company Contract, together with all amendments, waivers and other changes thereto. (i) No Company Contract has been canceled or, to Sellers’ knowledge, breached in any material respect by the other party, and to Sellers’ knowledge the Company has not received notice of any planned breach by any other party to any Company Contract, (ii) the Company is not in default under or in breach, in any material respect, of any Company Contract, and, to the knowledge of Sellers, no event or condition has occurred or arisen which with the passage of time or the giving of notice or both would result in a default or breach thereunder, (iii) the Company has no present expectation or intention of not fully performing any obligation pursuant to any Company Contract and (iv) each Company Contract is legal, valid, binding, enforceable and in full force and effect and will continue as such following the consummation of the transactions contemplated hereby, subject to applicable bankruptcy, insolvency, reorganization, or moratorium or other similar laws relating to creditors’ rights generally and to general principles of equity.

2.11 Litigation; Proceedings. There are no legal claims, actions, suits, proceedings, orders, judgments, decrees, arbitrations or investigations pending or, to Sellers’ knowledge, threatened against or affecting the Company at law or in equity, or before or by any governmental authority or arbitration authority, and to the knowledge of Sellers, there is no basis known for any of the foregoing. The Company is not subject to any outstanding order, judgment or decree issued by any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or any arbitrator.

2.12 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

2.13 Governmental Licenses and Permits. The Company has and maintains all material permits, licenses, franchises, certificates, consents, certificates of authorization, registrations and other authorizations of federal, state and local governments or regulatory authorities (collectively, the “Licenses”) necessary in the conduct of its business as presently conducted. The Company is in compliance with the terms and conditions of such Licenses, except to the extent any failure(s) to comply would not result in a Material Adverse Effect. No loss or expiration of any License is pending or, to Sellers’ knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

2.14 Employees. The Company does not employ any employees. To the Sellers’ knowledge, no independent contractors of the Company have any plans to terminate his or her relationship as an independent contractor with the Company. The Company has complied with in all material respects and is in compliance in all material respects with all applicable laws relating to the employment of personnel and labor, including provisions thereof relating to wages, hours, vacation, overtime, notice, pay in lieu of notice, termination and severance pay, human rights, occupational health and safety, equal opportunity, collective bargaining and the payment of social security and other Taxes, the Worker Adjustment and Retraining Notification Act, and the Immigration Reform and Control Act of 1986. The Company is not party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, unfair labor practices claims or other material employee or labor disputes. The Company has not engaged in any unfair labor practice. Neither the Company, and to the knowledge of Sellers, no independent contractor of the Company, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar contract relating to, affecting or in conflict with the present business activities of the Company, provided that Dr. Brenner is an employee of the University of Iowa and has non-disclosure and confidentiality obligations in connection with his employment and obligations not to use University of Iowa resources in connection with his consulting services to the Company.

2.15 Insurance. The Company maintains insurance policies in amount and scope reasonably necessary to protect it against loss and similar to policies maintained by companies of similar size and business of the Company. All of such insurance policies are in full force and effect, and the Company has never been (i) in default with respect to its liabilities under any such insurance policies or (ii) denied insurance coverage.

2.16 Affiliate Transactions. Except for the Exclusive Supply Agreement by and between the Company and Buyer, a letter agreement by and between the Company and Dr. Brenner (the “Brenner Letter Agreement”), and a letter agreement by and between the Company and J. Allen (the “Allen Letter Agreement”), no director, officer, employee, equity holder or other affiliate of the Company or any individual related by marriage or adoption to any such person or any entity in which any such person owns any beneficial interest, is a party to any contract or transaction with the Company or which pertains to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

2.17 Compliance with Laws. The Company is in compliance in all material respects with all applicable laws, regulations and ordinances of foreign, federal, state and local governmental authorities which are applicable to the Company and to which the Company is subject, and no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received oral or written notice of any such violations, and to the Sellers’ knowledge, no such claims are threatened.

2.18 Environmental Matters. The Company has complied with and is currently in compliance in all material respects with all environmental requirements, and the Company has no liabilities, including, without limitation, corrective, investigatory or remedial obligations arising under environmental requirements, and the Company has not received any oral or written notice, report or information regarding any environmental liabilities.

2.19 Powers of Attorney; Guarantees. There are no outstanding powers of attorney executed on behalf of the Company. The Company is not a guarantor or otherwise liable for any indebtedness of any other person.

2.20 Effect of Investigation. The knowledge or investigation of Buyer shall in no event affect the representations and warranties made under this Article II or Article III.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
WITH RESPECT TO SELLERS

As a material inducement to Buyer to enter into this Agreement, each Seller severally represents and warrants to Buyer that the statements contained in this Article III are true and correct on the date hereof:

3.1 Authorization of Transactions. Such Seller has the requisite legal capacity to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Seller and, assuming this Agreement constitutes the valid and binding agreement of the other parties hereto, constitutes the valid and binding agreement of such Seller, enforceable in accordance with its terms, except as such enforcement may be limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws now or hereinafter in effect relating to or affecting creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.2 Absence of Conflicts. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby by such Seller, shall (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, (e) result in the creation of any lien or claim upon any of the Membership Interests owned by such Seller, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any governmental authority, under (i) the provisions of the organizational documents of the Company (including the Operating Agreement), (ii) any contract to which such Seller is bound, (iii) any judgment, order or decree to which such Seller is subject, or (iv) any law, statute, rule or regulation to which such Seller is subject.

3.3 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

3.4 Membership Interests. Such Seller holds of record and owns beneficially the Membership Interests set forth opposite such Seller’s name on Exhibit A, in each case free and clear of any liens, pledges, security interests, mortgages, restrictions on transfer (other than any restrictions on transfer under the Act and applicable state securities laws and restrictions on transfer included in the Operating Agreement, which restrictions on transfer included in the Operating Agreement such Seller has complied with in connection with the transactions contemplated by this Agreement), options, warrants, calls, commitments, proxies or other contract rights. Except for the Brenner Letter Agreement, with respect to Dr. Brenner, and the Allen Letter Agreement, with respect to J. Allen, such Seller is not a party to any option, warrant, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any Membership Interests of the Company (other than this Agreement). Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Membership Interests of the Company.

3.5 Litigation. There are no actions, suits, proceedings or orders pending or, to such Seller’s knowledge, threatened against or affecting such Seller at law or in equity, or before or by any arbitration authority, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.6 Accredited Investor. Such Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Act. Such Seller acknowledges that Buyer is a public reporting company, and has reviewed such information as such Seller considers advisable, and has otherwise taken such actions (including, if such Seller considers it advisable, hiring his or her own advisors and attorneys) as such Seller considers advisable, to enter into the transactions contemplated by this Agreement.

3.7 Purchase for Investment. Such Seller is acquiring the Consideration Shares solely for investment for his or her own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Act) thereof. Such Seller understands that the Consideration Shares have not been registered under the Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Act or under applicable state or foreign law unless an applicable exemption from registration is available.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement, Buyer hereby represents and warrants to Sellers that the statements contained in this Article IV are true and correct on the date of this Agreement:

4.1 Organization and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder and to consummate the transactions contemplated hereby.

4.2 Authorization of Transaction. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite corporate action on the part of Buyer, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms.

4.3 No Violation; Consents or Approvals. Assuming the accuracy of the Sellers’ representations and warranties in Article II and Article III, Buyer is not subject or party to any applicable law, or rule or regulation of any governmental authority, or any contract, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of this Agreement or which would adversely affect the ability of Buyer to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Buyer does not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any obligation under, or (e) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any governmental authority, under (i) the provisions of the organizational documents of Buyer, (ii) any material contract to which Buyer is bound, (iii) any judgment, order or decree to which Buyer is subject, or (iv) any law, statute, rule or regulation to which Buyer is subject (other than the filings required under applicable federal and state securities laws).

4.4 Purchase for Investment. Buyer is acquiring the Purchased Interests solely for investment for its own account and not with the view to, or for resale in connection with, any “distribution” (as such term is used in Section 2(11) of the Act) thereof. Buyer understands that the Membership Interests have not been registered under the Act or any state or foreign securities laws by reason of specified exemptions therefrom that depend upon, among other things, the bona fide nature of its investment intent as expressed herein and as explicitly acknowledged hereby and that under such laws and applicable regulations such securities may not be resold without registration under the Act or under applicable state or foreign law unless an applicable exemption from registration is available.

4.5 SEC Reporting. Since January 1, 2014, Buyer has filed or furnished all forms, reports, schedules, statements, exemptions, certifications and other documents (including all exhibits, amendments and supplements thereto, the “SEC Reports”) required to be filed or furnished by it with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder or other applicable United States federal securities laws. As of their respective dates, after giving effect to any amendments or supplements thereto, the SEC Reports complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”) and the Exchange Act, if applicable, as the case may be, and, to the extent applicable, the Sarbanes-Oxley Act of 2002. The financial statements of Buyer contained in such SEC Reports (the “Buyer Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of filing or furnishing the applicable SEC Report. To Buyer’s knowledge, no investigation by the SEC with respect to Buyer or any of their respective officers or directors is pending or threatened.

4.6 Litigation. There are no actions, suits, proceedings or orders pending or, to Buyer’s knowledge, threatened against or affecting Buyer at law or in equity, or before or by any arbitration authority, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would prohibit Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.7 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.8 Investigation by Buyer; No Other Representations or Warranties. Buyer has conducted its own independent review and analysis of the Company and has relied solely on its own review and analysis in determining to proceed with the transaction contemplated by this Agreement. Except as set forth in Article II and Article III, neither the Sellers nor any of their affiliates or any of their respective representatives makes any representation or warranty of any kind, either express or implied, with respect to the Company or the subject matter of this Agreement. Buyer acknowledges that, except as expressly set forth in the representations and warranties in Article II and Article III, there are no, and Buyer has not relied on any, representations or warranties by the Sellers or any of their affiliates or representatives of any kind, express or implied, with respect to the Company, the Sellers, or the subject matter of this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Tax Matters.

(a) Certain Taxes and Fees. Sellers shall be responsible for, as and when due, all transfer, sales, use, registration and other such Taxes and fees (including any penalties and interest thereon) incurred in connection with this Agreement (“Transfer Taxes”). The Parties shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable laws in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith.

(b) Cooperation on Tax Matters. Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Withholding. Notwithstanding any other provision in this Agreement, Buyer shall have the right to deduct and withhold any required Taxes from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to Sellers or any other recipient of payment in respect of which such deduction and withholding was made.

(d) Preparation of Income Tax Returns. The Representative shall prepare, or cause to be prepared, all income Tax Returns of the Company for any taxable period that ends on or before the Closing Date that are due after the Closing Date, and shall submit a copy of any such income Tax Return to Buyer for Buyer’s review and comment at least 30 days before the due date for filing such Tax Return. The Sellers shall accept all reasonable written comments made by Buyer to any such Tax Returns and shall revise such Tax Returns accordingly. The Parties agree that all such Tax Returns of the Company shall be prepared consistently with Section 5.1(e), applicable law, and except to the extent inconsistent with the foregoing, past practice. Buyer shall cooperate with the Representative to cause the Tax Returns subject to this Section 5.1(d) to be filed as finally prepared after incorporating Buyer’s reasonable comments.

(e) Certain Income Tax Consequences.

(i) Buyer, the Sellers, and the Company acknowledge and agree that the purchase and sale of the Purchased Interests pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as (i) with respect to the Sellers, a taxable sale of their partnership interests in the Company, and (ii) with respect to Buyer, as a purchase of the assets of the Company deemed distributed to the Sellers in a deemed liquidation of the Company, as provided in Situation #1 of Revenue Ruling 99-6, 1999-1 C.B. 432. Buyer, the Company and the Sellers will file all Tax Returns in a manner consistent with such treatment, and will take no position inconsistent with such characterization for federal, state or local income Tax purposes, including in any audit, judicial or administrative proceeding, unless otherwise required by applicable Tax law.

(ii) Buyer will prepare an allocation of the aggregate value of the Consideration Shares, assumed liabilities, and any other relevant items among the assets deemed acquired by Buyer in pursuant to this Agreement in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (the “Purchase Price Allocation”). The Parties agree that the Purchase Price Allocation will value inventory at cost. Buyer will send the Representative a draft of the Purchase Price Allocation for the Representative’s review. Within thirty (30) days of the Representative’s receipt of the Purchase Price Allocation, the Representative will notify Buyer in writing of the existence of any objection the Representative may have to the Purchase Price Allocation. Buyer and the Representative will work together in good faith to resolve any such objection. All Parties shall use the Purchase Price Allocation, as agreed by Buyer and the Representative, for purposes of filing all Tax Returns and will not take a position contrary to such allocation on any Tax Return, except as required by a final determination by an applicable governmental authority.

(f) Indemnified Taxes. “Indemnified Taxes” means (i) any and all Taxes of the Sellers for any taxable period, (ii) any and all Taxes of the Company attributable to or with respect to any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date limited, with respect to each Seller, to an amount equal to the product of (A) such Taxes multiplied by (B) the percentage ownership interest of the Company immediately prior to the consummation of the transactions contemplated by this Agreement (expressed as a decimal) of such Seller, (iii) any and all Taxes of any person imposed on the Company as a transferee or successor, by contract or pursuant to any law, which Taxes relate to an event or transaction occurring before the Closing limited, with respect to each Seller, to an amount equal to the product of (A) such Taxes multiplied by (B) the percentage ownership interest of the Company immediately prior to the consummation of the transactions contemplated by this Agreement (expressed as a decimal) of such Seller, and (iv) any Transfer Taxes. In the case of any taxable period that includes (but does not end on) the Closing Date described in clause (ii), Taxes shall be treated as attributable to the portion of such period through the Closing Date (a) in the case of Taxes measured by income, receipts or payroll, based on an interim closing of the books as of the close of business on the Closing Date, and (b) in the case of other Taxes, based on the proportion of the Taxes for the entire such period that equals the ratio of the number of days from the start of such period through the Closing Date to the entire number of days in such period.

5.2 Further Assurances. Each Party shall execute and deliver such further documents, agreements or instruments of conveyance and transfer and take such additional action as any other Party may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Interests and any other transactions contemplated hereby.

5.3 Specific Performance. Each Party acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement following the Closing by any other Party, money damages may be inadequate and such Party may have no adequate remedy at law. Accordingly, each Party agrees that each other Party shall have the right, in addition to any other rights and remedies existing in its favor, to seek to enforce its rights and such Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

5.4 Non-Competition, Non-Solicitation and Confidentiality.

(a) Non-Competition. During the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the “Restricted Period”), R. Fried shall not, and shall not allow any of his respective affiliates to, engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), directly or indirectly anywhere in any business that the Buyer conducts or has publicly announced that it proposes to conduct, each as of the Closing Date; provided, that ownership of less than three percent (3%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of the Company’s business and provided further that sale of products with nicotinamide riboside as a lead ingredient (“Products”) shall not be deemed to be engaging in the Company’s business so long as the nicotinamide riboside in such Products is purchased exclusively from Buyer or the Company or its affiliates. R. Fried expressly acknowledges and agrees that each and every restriction imposed by this Section 5.4(a) is reasonable with respect to subject matter, time period and geographical area. Notwithstanding the foregoing, if any Seller works as an employee of Buyer, it shall not be deemed a violation of this Section 5.4(a). Notwithstanding the foregoing or anything herein to the contrary, nothing in this Section 5.4 shall prohibit Dr. Brenner from continued employment with the University of Iowa or any other educational or scientific institution or any research or publication regarding nicotinamide riboside.

(b) Non-Solicitation. R. Fried agrees that, during the Restricted Period, R. Fried shall not, and shall not cause any of its affiliates to, directly or indirectly, (i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent or independent contractor) or actually hire any person who is employed by the Company or Buyer as of the Closing Date or during the Restricted Period, without the prior written consent of Buyer; or (ii) interfere with or solicit any customers or vendors of the Company or Buyer in a manner that would materially adversely affect the business of the Company or Buyer.

(c) Confidentiality. Each Seller shall treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement or such Seller’s ongoing employment with the Company, and deliver promptly to Buyer, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or her possession or under his or her control. In the event that any Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek, at Buyer’s sole cost, an appropriate protective order or waive compliance with the provisions of this Section 5.4(b). If, in the absence of a protective order or the receipt of a waiver hereunder, any Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Seller may disclose the Confidential Information to the tribunal; provided that such disclosing Seller shall use his or her commercially reasonable efforts, at Buyer’s expense, to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d) Remedy for Breach. Each Seller acknowledges and agrees that in the event of a breach by any Seller (or any of such Seller’s affiliates) of any of the provisions of this Section 5.4 monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, Buyer and/or their respective successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 5.4, in each case without the requirement of proving actual damages.

(e) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the duration, scope, or area permitted by applicable law.

(f) Acknowledgment. Each Seller acknowledges and agrees that (i) the restrictions contained in this Section 5.4 are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and value of, the Purchased Interests (including, without limitation, the goodwill inherent therein), (ii) Sellers have been primarily responsible for the creation of such value up until the date of this Agreement, and (iii) Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 5.4.

5.5 Appointment of Representative.

(a) Powers of Attorney. Each Seller irrevocably constitutes and appoints R. Fried (the “Representative”) as such Seller’s true and lawful agent, proxy and attorney-in-fact and agent and authorizes the Representative acting for such Seller and in such Seller’s name, place and stead, in any and all capacities to do and perform every act and thing required or permitted to be done by such Seller or the Representative hereunder or otherwise in connection with the agreements and transactions contemplated by this Agreement, as fully to all intents and purposes as such person might or could do in person, including, without limitation:

(i) deliver all notices required to be delivered by such Seller under this Agreement;

(ii) receive all notices required to be delivered to such Seller under this Agreement (including under Article VI of this Agreement);

(iii) take any and all action on behalf of such Seller from time to time as the Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement (including under Article VI of this Agreement); and

(iv) to engage and employ agents and representatives (including accountants, legal counsel and other professionals) and to incur such other expenses as he deems necessary or prudent in connection with the administration of the foregoing.

Each Seller grants unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the transactions contemplated by this Agreement, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Representative may lawfully do or cause to be done by virtue hereof. Each Seller will, by executing this Agreement agree that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Representative and Buyer and shall survive the death, incapacity, or bankruptcy of such Seller. Each Seller acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative or any decisions made by the Representative pursuant to this Section 5.5, such Seller shall be bound by such documents or decision as fully as if such Seller had executed and delivered such documents or made such decisions. Buyer shall be entitled to rely on any action taken by the Representative, on behalf of Sellers, and each such action shall be binding on each Seller as fully as if such Seller had taken such action.

Neither the Representative nor any agent employed by the Representative shall be liable to any Seller relating solely to the performance of the Representative’s duties under this Agreement in his capacity as Representative for any errors in judgment, negligence, oversight, breach of duty or otherwise except to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by the Representative in such capacity constituted fraud or were taken or not taken in bad faith. The Representative shall be indemnified and held harmless by each Seller against all losses paid or incurred in connection with any action to which the Representative is made a party solely by reason of the fact that the Representative was acting solely as the Representative pursuant to this Agreement; provided, however, that the Representative shall not be entitled to indemnification hereunder to the extent it is finally determined in a court of competent jurisdiction that the actions taken or not taken by the Representative constituted actual fraud or were taken or not taken in bad faith.

5.6 General Release.

(a) As of the Closing, each of the Sellers, on behalf of themselves and each of their respective predecessors, successors, heirs, personal representatives and assigns, hereby irrevocably releases and forever discharges the Company and Buyer, and each of their respective officers, directors, shareholders, equity holders, employees, subsidiaries, predecessors, successors and assigns (each a “Released Party” and collectively, the “Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, debts, dues, compensation, wages, bonuses, liabilities, rights, costs, expenses (including, without limitation attorneys’ fees and costs), bonds, bills, covenants, contracts, controversies, executions, claims and demands, of whatever kind or nature, in law or in equity, known or unknown, foreseen or unforeseen, vested or contingent, matured or unmatured, suspected or unsuspected, and whether or not concealed or hidden, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Released Party by such Seller by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the date hereof (collectively, the “Released Matters”); provided that nothing in this Section 5.6 will release any Released Party from any of the foregoing to the extent set forth in or arising out of (i) this Agreement or in any other agreement or document executed in connection with the transactions contemplated hereby, or (ii) any obligation of the Company to indemnify its past or present managers or officers to the extent required by the Company’s organizational documents or applicable law. From and after the date hereof, each Seller agrees on behalf of himself or herself to not, directly or indirectly (including, without limitation, in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any claim or proceeding of any kind against any of the Released Parties based upon or with respect to any Released Matter(s).

(b) Each Seller acknowledges that the release in Section 5.6(a) includes releases of claims of which such Seller is presently unaware of or which such Seller does not presently suspect to exist. Each Seller agrees, represents and warrants that such Seller realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown and unsuspected, and such Seller further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that such Seller nevertheless hereby intends to release, discharge and acquit the Released Parties from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses arising out of or with respect to the claims described in Section 5.6(a). Each Seller acknowledges that the inclusion of unknown and unsuspected claims was separately bargained for and was a key element of this Agreement. In releasing the claims unknown to you at present, you are waiving all rights and benefits under Section 1542 of the California Civil Code, and any law or legal principle of similar effect in any jurisdiction, which provides: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

ARTICLE VI

INDEMNIFICATION, ETC.

6.1 Survival of Representations and Covenants.

(a) All representations, warranties, covenants and obligations in this Agreement will remain in full force and effect and will survive for a period of twelve (12) months following the Closing Date (with respect to the representations and warranties) and for the periods specified in this Agreement (with respect to the covenants and obligations); provided, however, that if a claim notice relating to any representation, warranty, covenant or obligation set forth in this Agreement is given timely and properly by the Party seeking indemnification on or prior to the applicable termination date, then, notwithstanding anything to the contrary contained in this Section 6.1(a), such representation, warranty, covenant or obligation will not so expire, but rather will remain in full force and effect solely to the extent of the matters in such claim notice until such time as each and every claim has been fully and finally resolved, by means of a written settlement agreement executed on behalf of the Sellers or the Representative (on behalf of the Sellers) on the one hand and Buyer on the other hand, or a final, non-appealable judgment issued by a court of competent jurisdiction, or as otherwise agreed to by Buyer and the Representative.

(b) The representations, warranties, covenants and obligations of the Sellers, and the rights and remedies that may be exercised by the Buyer Indemnitees, will not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Buyer Indemnitees or any of their representatives. “Buyer Indemnitees” means Buyer, Buyer’s affiliates (including the Company), and their respective officers, directors, employees, and advisors, and successors and assigns of the foregoing, provided, however, that (i) the Company will not be entitled to exercise any rights as an Indemnitee prior to the Closing, and (ii) for the avoidance of doubt, the Sellers will not be deemed to be “Buyer Indemnitees.”

(c) “Seller Indemnitees” means each Seller and his respective affiliates, representatives, heirs, advisors and successors and assigns of the foregoing. Buyer Indemnitees and Seller Indemnitees are referred to herein as “Indemnitees.”

6.2 Indemnification.

(a) Indemnification of Buyer. The Sellers, severally but not jointly, shall hold harmless and indemnify the Buyer Indemnitees from and against, and shall compensate and reimburse the Buyer Indemnitees for, any losses (including costs, expenses (including reasonable attorneys’ fees and disbursements) fees, penalties, claims, charges and other liabilities, but excluding punitive, incidental, consequential, or special damages or lost profits) (“Losses”) which are suffered or incurred by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise become subject and which arise from or as a result of, or are connected with: (i) any breach of any representation or warranty contained in Article II or Article III of this Agreement (but subject to the disclosures set out in the Disclosure Schedules); (ii) any breach of any covenant or obligation of the Sellers in this Agreement; (iii) any Indemnified Taxes and (iv) any transaction-related fees and expenses, legal, accounting, consulting, and other fees, costs and expenses, incurred by any Seller in connection with the transactions contemplated by this Agreement.

(b) Indemnification of Sellers. The Buyer shall hold harmless and indemnify the Seller Indemnitees from and against, and shall compensate and reimburse the Seller Indemnitees for, any Losses which are suffered or incurred by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise become subject and which arise from or as a result of, or are connected with: (i) any breach of any representation or warranty of Buyer contained in Article IV of this Agreement; (ii) any breach of any covenant or obligation of Buyer in this Agreement; and (iii) any transaction-related fees and expenses, legal, accounting, consulting, and other fees, costs and expenses, incurred by Buyer in connection with the transactions contemplated by this Agreement.

6.3 No Contribution. Each Seller waives, and acknowledges and agrees that he or she shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company or its representatives in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement.

6.4 Limitations on Indemnification. Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in Section 6.2 are subject to the following:

(a) Sellers shall not have any liability for Losses pursuant to Section 6.2(a)(i) unless and until the aggregate dollar amount of all Losses related thereto for which the Sellers would otherwise be required to provide indemnification exceeds an amount equal to $10,000 (the “Basket”), at which point, subject to the other provisions in this Article VI, the Buyer Indemnitees shall be entitled to indemnification for all such Losses from dollar one (and not only the Losses that exceed the Basket), and the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnitees for Losses pursuant to Section 6.2(a)(i) shall be an amount equal to $500,000 (the “Cap”), except in cases of Fraud. In addition, the obligation of Sellers to indemnify the Buyer Indemnitees against any Losses pursuant to Section 6.2(a)(ii) shall in no event exceed on a cumulative basis an amount equal to the “Aggregate Value of Consideration Shares” as set forth on Exhibit A.

(b) Notwithstanding anything set forth in this Agreement to the contrary, but subject to the lower limitations on indemnification herein, (i) each Seller’s aggregate liability for any and all Losses under this Agreement will not exceed an amount equal to the “Aggregate Value of Consideration Shares” as set forth on Exhibit A for such Seller except in the case of Fraud, and (ii) no Seller will be liable for the breach of any representation made in Article III by another Seller or the breach of any covenant or agreement by another Seller.

(c) Buyer shall not have any liability for Losses pursuant to Section 6.2(b)(i) unless and until the aggregate dollar amount of all Losses related thereto for which Buyer would otherwise be required to provide indemnification exceeds an amount equal to the Basket, at which point, subject to the other provisions in this Article VI, the Seller Indemnitees shall be entitled to indemnification for all such Losses from dollar one (and not only the Losses that exceed the Basket) and the maximum aggregate amount of indemnifiable Losses which may be recovered by Seller Indemnitees for Losses pursuant to Section 6.2(b)(i) shall be an amount equal to the Cap, except in cases of Fraud. In addition, the obligation of Buyer to indemnify the Seller Indemnitees against any Losses pursuant to Section 6.2(b)(ii) shall in no event exceed on a cumulative basis an amount equal to the “Aggregate Value of Consideration Shares” as set forth on Exhibit A.

(d) Notwithstanding anything set forth in this Agreement to the contrary, but subject to the lower limitations on indemnification herein, Buyer’s aggregate liability for any and all Losses under this Agreement will not exceed an amount equal the “Aggregate Value of Consideration Shares” as set forth on Exhibit A, except in the case of Fraud.

(e) Notwithstanding anything in this Agreement to the contrary, in no event shall any limit or restriction on any rights or remedies set forth in this Agreement limit or restrict the rights or remedies of Sellers or Buyer for Fraud. For purposes of this Article VI, “Fraud” means common law fraud perpetrated in connection with this Agreement.

6.5 Mitigation. Each of the Indemnitees shall use its commercially reasonable efforts to pursue payment or recovery under or from any insurer or third party in respect of any Losses for which such Indemnitee is entitled to indemnification under this Article VI. Payments by an Indemnifying Party (as defined below) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by an Indemnitee (or the Company) in respect of any Loss (net of any costs of investigation, collection, and co-payments related to the underlying claim). To the extent required under applicable law, each Indemnitee shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification under this Article VI.

6.6 Defense of Third Party Claims. In the event of the assertion or commencement by any person of any claim or legal proceeding (whether against the Company, against Buyer or against Seller or any other person) with respect to which the Indemnifying Party (as defined below) may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Article VI (a “Third-Party Claim”), the Indemnifying Party shall have the right, at its election within twenty (20) days of receipt of notice of the Third-Party Claim, to proceed with the defense of such Third-Party Claim on its own with counsel reasonably satisfactory to the Indemnitee, provided that, in circumstances where the Indemnitee is a Buyer Indemnitee, Buyer shall have the right to assume control of such defense (at its election by providing notice to the Sellers of such election concurrently with providing notice to the Indemnifying Party of such Third-Party Claim) if such Third-Party Claim and its possible litigation and resolution is reasonably likely to have a material adverse effect on the reputation, brand, market perception of its products, or customer or supplier relations of the Buyer. If the Indemnifying Party so proceeds with the defense of any such Third-Party Claim: (a) subject to the other provisions of Article VI, all reasonable expenses relating to the defense of such Third-Party Claim shall be considered “Losses” hereunder and shall be borne and paid exclusively by the Indemnifying Party; (b) the Indemnitee shall make available to the Indemnifying Party any documents and materials in their possession or control that may be necessary to the defense of such Third-Party Claim; and (c) the Indemnifying Party shall have the right to settle, adjust or compromise such Third-Party Claim with the prior written consent of the Indemnitee. If the Indemnifying Party assumes control of the Third-Party Claim, the Indemnitee shall have the right to be informed and consulted with respect to the negotiation, settlement or defenses of such Third-Party Claim and may participate in such defense at their expense.

The Indemnitee shall give the Indemnifying Party prompt notice of the commencement of any Third-Party Claim for which Indemnitee may be entitled to indemnification, compensation or reimbursement under this Article VI; provided, however, that any failure on the part of Indemnitee to so notify the Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article VI (except to the extent such failure actually and materially prejudices the defense of such Third-Party Claim by the Party controlling the defense thereof).

6.7 Indemnification Claim Procedure.

(a) Delivery of Claim Notice. If any Indemnitee has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement under this Article VI of this Agreement, such Indemnitee is required to deliver a claim notice (a “Claim Notice”) to the Buyer or Representative (on behalf of Sellers), as applicable (the “Indemnifying Party”). Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under Article VI of this Agreement, and contain a description of the circumstances supporting such Indemnitee’s belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of damages such Indemnitee claims to have so incurred or suffered (the “Claimed Amount”), which estimate shall include a reasonable amount of detail showing how the Claimed Amount was determined.

(b) Response Notice; Uncontested Claims. Within 15 days after receipt by the Indemnifying Party of a Claim Notice, the Indemnifying Party may deliver to the Indemnitee who delivered the Claim Notice a written response (the “Response Notice”) in which the Indemnifying Party: (i) agrees that the Indemnitee is entitled to the full Claimed Amount (the “Uncontested Amount”); (ii) agrees that the Indemnitee is entitled to part, but not all, of the Claimed Amount (the “Agreed Amount”); or (iii) indicates that the Indemnifying Party disputes the entire Claimed Amount. Any part of the Claimed Amount that is not agreed to pursuant to the Response Notice shall be the “Contested Amount.” If a Response Notice is not received by the Indemnitee within such 15-day period, then the Indemnifying Party shall be conclusively deemed to have agreed that the Indemnitee is entitled to the full Claimed Amount (also, the “Uncontested Amount”). If the Indemnifying Party and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 30 days after the delivery of the Claim Notice, then the Indemnitee and Indemnifying Party may resolve the claim described in the Claim Notice in accordance with Section 7.7 of this Agreement. To the extent that Indemnitee and the Indemnifying Party resolve the claim described in the Claim Notice in accordance with Section 7.7 of this Agreement and the Sellers are found liable for all or any portion of the Contested Amount or any other damages, such portion of the Contested Amount and such other damages shall also be deemed an “Uncontested Amount” for purposes of this Agreement. The Indemnifying Party shall pay the Indemnitee for any Uncontested Amount within 15 days of the applicable amount being determined to be an Uncontested Amount in accordance with this Section 6.7.

6.8 Exclusivity of Indemnification Remedies. Except for claims with respect to Fraud or international misrepresentation under this Article VI and except as provided in Section 5.3 and Section 5.4(d), the indemnification remedies and other remedies provided in this Article VI are deemed to be the sole and exclusive remedy of each Party with respect to any and all claims relating to the subject matter of this Agreement, including claims for each of any representation, warranty, covenant or agreement contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Amendment and Waiver. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Buyer and the Representative. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

7.2 Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) 3 business days after being mailed by first class mail, return receipt requested, (iii) when delivered by express courier service (i.e., FedEx), or (iv) when sent by email, if (a) sent during the normal business hours of recipient, and if not, then on the next business day and (b) such email is confirmed by the recipient. Notices, demands and communications to each Seller (and the Representative) and Buyer shall, unless another address is specified in writing, be sent to the address indicated on the signature pages hereto.

7.3 Binding Agreement; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Seller or Buyer without the prior written consent of the Representative and Buyer, except that Buyer may assign this Agreement to any affiliate or in connection with any merger, consolidation, corporate reorganization or similar transaction involving Buyer or to any third party that acquires all or substantially all of the assets of Buyer or the business of Buyer to which this Agreement relates, in each case without the prior written consent of Representative. Notwithstanding the immediately preceding sentence, without the prior written consent of Sellers, each of Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its affiliates (including but not limited to the Company post-Closing).

7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

7.5 Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any person. The word “including” shall mean “including without limitation” regardless of whether such words are included in some contexts but not others. The word “knowledge” shall mean actual knowledge after reasonable due inquiry. The “knowledge” of the Sellers is limited to R. Fried’s actual knowledge after reasonable due inquiry. The word “person” shall include, as applicable, an individual, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, a legal person, an unincorporated organization and a governmental authority.

7.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

7.7 Disputes. In the event of any litigation to enforce or interpret any terms or conditions of this Agreement, the Parties agree that such action will be brought in the Superior Court of the City of Irvine, California (or, if the federal courts have exclusive jurisdiction over the subject matter of the dispute, in the U.S. District Court for the Central District of California), and the Parties hereby submit to the exclusive jurisdiction of said court. In any action in litigation to enforce or interpret any of the terms or conditions of this Agreement, the prevailing party shall be entitled to recover from the unsuccessful party all costs, expenses (including expert testimony) and reasonable attorneys’ fees incurred therein by the prevailing party. Each Party hereby irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Each Party irrevocably consents to the service of process in any such action or proceeding by the sending of copies thereof by express courier service (i.e., FedEx) to such Party at its address specified by Section 7.2, such service to become effective upon delivery by such courier service to such address.

7.8 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

7.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart by facsimile or ..pdf shall be deemed delivery of an originally executed counterpart in all cases.

7.10 Governing Law; Attorneys’ Fees; WAIVER OF JURY TRIAL. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

7.11 Disclosure Schedules. All schedules attached hereto (including the Disclosure Schedule) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. A disclosure in any particular schedule or section of the Disclosure Schedule or otherwise in this Agreement shall constitute disclosure of such information in any and all other schedules or sections of the Disclosure Schedule in which the same information may be required to be included in accordance with the terms of this Agreement and shall limit and qualify all representations and warranties of the disclosing party to which such information may apply so long as, in each case, the applicability of the disclosures to such other schedule or sections of the Disclosure Schedule or representations and warranties is reasonably apparent on its face from the information set forth therein. The information set forth in the schedules attached hereto (including the Disclosure Schedule) is disclosed solely for the purposes of this Agreement, and no information set forth therein shall be deemed to be an admission by any Party hereto to any third party of any matter whatsoever, including of any violation of applicable law or breach of any agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, any schedule or the Disclosure Schedule or exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, any schedule or the Disclosure Schedules, or exhibits in any dispute or controversy between the Parties hereto as to whether any obligation, item or matter not set forth or included in this Agreement, any schedule or the Disclosure Schedules, or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. In addition, matters reflected in any schedule or the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in any schedule or the Disclosure Schedules is intended to broaden the scope of any representation or warranty contained in this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

7.12 Arm’s Length Negotiations. Each Party hereto expressly represents and warrants to all other Parties hereto that (a) before executing this Agreement, such Party has read this Agreement and each document to be executed by such Party in connection therewith (collectively, the “Transaction Agreements”) and has fully informed itself or himself of the terms, contents, conditions and effects of the Transaction Agreements; (b) such Party has relied solely and completely upon its or his own judgment in executing the Transaction Agreements; (c) such Party has had the opportunity to seek and, if he or it deemed it necessary, has obtained the advice of legal, tax, financial, accounting or other counsel and advisors before executing in executing the Transaction Agreements; (d) such Party has acted voluntarily and of its or his own free will in executing in executing the Transaction Agreements; (e) such Party is not acting under duress, whether economic or physical, in executing in executing the Transaction Agreements; and (f) the Transaction Agreements are the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

7.13 Expenses. Except as otherwise provided herein or in any other document executed in connection herewith, each Party hereto shall pay its own expenses incident to preparing, entering into and carrying out this Agreement and the consummation of the transaction contemplated hereby.

7.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
SELLERS: /s/ Robert N. Fried ROBERT N. FRIED /s/ Dr. Charles Brenner Dr. Charles Brenner /s/ Jeffrey Allen Jeffrey Allen

[Signature Continued on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

CHROMADEX CORPORATION

By: /s/ Frank L. Jaksch Jr.
Name: Frank L. Jaksch Jr.
Title: Chief Executive Officer

Address:
10005 Muirlands Blvd. Suite G
Irvine, California 92618
Attn: Frank L. Jaksch Jr.
Email: frank.jaksch@chromadex.com

EXHIBIT A

PURCHASED INTERESTS AND CONSIDERATION SHARES

Seller	Membership Interests	Aggregate Value of Consideration Shares	Number of Consideration Shares
Robert N. Fried	84.74%	$923,697.41	*
Dr. Charles Brenner	4.00%	$43,601.48	*
Mr. Jeffrey Allen	3.00%	$32,701.11	*

Total:
91.74%
$1,000,000

* Each Seller shall receive the number of Consideration Shares equal to his or her Aggregate Value of Consideration Shares divided by the closing bid price per share of Buyer’s common stock on the NASDAQ Capital Market on the last trading day before the date hereof, rounded up to the nearest share.